Exhibit 10.2

JACOBS ENGINEERING GROUP INC.

RESTRICTED STOCK UNIT AGREEMENT

(Market Stock Units)

This Agreement is executed as of this      day of          20     by and between JACOBS ENGINEERING GROUP INC. (the “Company”) and                      (“Employee”) pursuant to the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan (the “Plan”). Unless the context clearly indicates otherwise, capitalized terms used in this Agreement, to the extent they are defined in the Plan, have the same meaning as set forth in the Plan.

1.	Restricted Stock Units

Pursuant to the Plan, and in consideration for services rendered to the Company or for its benefit, the Company hereby issues, as of the above date (the “Award Date”) to Employee an award of restricted stock units in accordance with Paragraph 13 of the Plan and the terms and conditions of this Agreement (the “Award”). The target number of restricted stock units Employee is eligible to earn under this Agreement is                      (the “Target Restricted Stock Units”). Each restricted stock unit represents the right to receive one share of Jacobs Common Stock (subject to adjustment pursuant to the Plan) in accordance with the terms and subject to the conditions (including the vesting conditions) set forth in this Agreement and the Plan.

2.	Vesting, Distribution

(a)	The Award shall not be vested as of the Award Date and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement.

(b)	The number of restricted stock units earned under this Agreement (the “Earned Restricted Stock Units”) shall be equal to the Target Restricted Stock Units multiplied by the Stock Performance Multiplier (as defined herein). The “Stock Performance Multiplier” is the quotient obtained by dividing the Ending Average Stock Price (as defined herein) by the Beginning Average Stock Price (as defined herein), subject to a maximum Stock Performance Multiplier of 2.0. Notwithstanding the preceding sentence, the Stock Performance Multiplier will be zero if the Ending Average Stock Price is less than 50% of the Beginning Average Stock Price. For purposes of this Agreement, the “Beginning Average Stock Price” is the average closing price of the Jacobs Common Stock over the 60 calendar day period ending on the Award Date, and the “Ending Average Stock Price” is the average closing price of the Jacobs Common Stock over the 60 calendar day period ending on the third anniversary of the Award Date.

(c)	After the Award Date, a number of restricted stock units equal to the Earned Restricted Stock Units will become 100% vested (referred to as “Vested Units”) on the third anniversary of the Award Date (the “Maturity Date”), provided that Employee remains continuously employed by the Company through such Maturity Date.

(d)	Notwithstanding anything herein to the contrary, in the event of a Change in Control, the number of Earned Restricted Stock Units shall be determined as of the date such Change in Control is consummated, rather than the Maturity Date, with the number of Earned Restricted Stock Units determined as set forth in Section 2(b) hereof, except that the Ending Average Stock Price shall equal the price per share of Jacobs Common Stock to be paid to the holders thereof in accordance with the definitive agreement governing the transaction constituting the Change in Control (or, in the absence of such agreement, the closing price per share of Jacobs Common Stock for the last trading day prior to the consummation of the Change in Control). Following such Change in Control, except as otherwise set forth in the Plan (including Schedule B thereof), the Earned Restricted Stock Units shall remain outstanding and subject to the terms and conditions of the Plan and this Agreement, including the vesting condition of continued employment through the Maturity Date.

(e)	Except as set forth in the Plan (including Schedule B thereof the terms of which shall apply to the Award), Employee has no rights, partial or otherwise in the Award and/or the shares of Jacobs Common Stock subject thereto unless and until the Award has been earned and vested pursuant to this Section 2.

(f)	Each Vested Unit will be settled by the delivery of one share of Common Stock (subject to adjustment under the Plan). Settlement will occur as soon as practicable following certification by the Company of the number of Earned Restricted Stock Units and passage of the Maturity Date (or, if earlier, the date the Award becomes vested pursuant to the terms of the Plan, including Schedule B thereof), but in no event later than 30 days following the Maturity Date (or such earlier date that the Award becomes vested). No fractional shares shall be issued pursuant to this Agreement set forth in Section 2(c).

(g)	Neither the Award, nor any interest therein nor shares of Jacobs Common Stock payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.

3.	Section 409A Compliance

Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Plan and this Agreement shall be construed or deemed to be amended as necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to avoid the imposition of any additional or accelerated taxes or other penalties under Section 409A of the Code. The Committee, in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan and this Agreement and shall interpret the terms of each consistently therewith. Under no circumstances, however, shall the Company have any liability under the Plan or this Agreement for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan and/or this Agreement, including any taxes, penalties or interest imposed under Section 409A of the Code.

4.	Status of Participant

Employee shall have no rights as a stockholder (including, without limitation, any voting rights or rights to receive dividends with respect to the shares of Jacobs Common Stock subject to the Award) with respect to either the Award granted hereunder or the shares of Jacobs Common Stock underlying the Award, unless and until such shares are issued in respect of Vested Units, and then only to the extent of such issued shares.

5.	Payment of Withholding Taxes

The payment of withholding taxes, if any, due upon the settlement of the Award may, at the discretion of the Committee, be satisfied by instructing the Company to withhold from the shares of Jacobs Common Stock otherwise issuable upon settlement of the Award that number of shares having a total Fair Market Value equal to the amount of income and withholding taxes due as determined by the Company. Under no circumstances can the Company be required to withhold from the shares of Jacobs Common Stock that would otherwise be delivered to Employee upon the settlement of the Award a number of shares having a total Fair Market Value that exceeds the amount of withholding taxes due as determined by the Company at the time the Award vests. Employee acknowledges and agrees that the Company may delay the delivery of the shares of Jacobs Common Stock that would otherwise be delivered to Employee upon settlement of the Award until Employee has made arrangements satisfactory to the Company to satisfy any tax withholding obligations of Employee.

6.	Services as Employee

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Company, affects the Employee’s status as an employee at will who is subject to termination without cause, confers upon the Employee any right to remain employed by or in service to the Company, interferes in any way with the right of the Company at any time to terminate such employment or services, or affects the right of the Company to increase or decrease the Employee’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Employee without his consent thereto.

7.	Miscellaneous Provisions

This Agreement is governed in all respects by the Plan and applicable law. In the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall prevail. All terms defined in the Plan and used in this Agreement (whether or not capitalized) have the meanings as set forth in the Plan. Subject to the limitations of the Plan, the Company may, with the written consent of Employee, amend this Agreement. This Agreement shall be construed, administered and enforced according to the laws of the State of California.

8.	Agreement of Employee

By signing below, Employee (1) agrees to the terms and conditions of this Agreement, (2) confirms receipt of a copy of the Plan and all amendments and supplements thereto, and (3) appoints the officers of the Company as Employee’s true and lawful attorney-in-fact, with full power of substitution in the premises, granting to each full power and authority to do and perform any and every act whatsoever requisite, necessary, or proper to be done, on behalf of Employee which, in the opinion of such attorney-in-fact, is necessary to effect the forfeiture of the Award to the Company, or the delivery of the Jacobs Common Stock to Employee, in accordance with the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

JACOBS ENGINEERING GROUP INC.

By
Craig L. Martin, President and Chief Executive Officer